EXHIBIT 99.1

PRESS RELEASE

                                                                                              Contact:
                                                                                            Trisha Tuntland
                                                                                            Director of Investor Relations
                                                                                           Cabot Microelectronics Corporation
                                                                                              (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS RESULTS
FOR FOURTH QUARTER AND FULL FISCAL YEAR 2015
•	Quarterly Revenue of $100.1 Million; Gross Profit Margin of 52.0 Percent, Up 290 Basis Points Year-Over-Year; Earnings Per Share of $0.50
•	Annual Revenue of $414.1 Million; Gross Profit Margin of 51.3 Percent, Up 350 Basis Points Year-Over-Year; Record Earnings Per Share of $2.26
•	Acquisition of NexPlanar Corporation, a Supplier of Advanced CMP Pad Solutions
•	Balance Sheet Remains Strong With Post-Acquisition Cash Balance of Approximately $225 Million

AURORA, IL, October 29, 2015 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its fourth quarter and full fiscal year 2015, which ended September 30.

During the fourth fiscal quarter, total revenue was $100.1 million, driven by record revenue from the company's CMP slurries for polishing tungsten.  The company achieved a gross profit margin of 52.0 percent of revenue, an increase of 290 basis points over the same quarter last year, diluted earnings per share of $0.50 and cash flow from operations of $24.9 million.

For the full fiscal year, the company generated revenue of $414.1 million, including record annual revenue from tungsten slurries, which grew 10.3 percent year-over-year.  The company achieved a gross profit margin of 51.3 percent of revenue, or 350 basis points higher than last year, and record diluted earnings per share of $2.26, representing an increase of 10.8 percent compared to last year.  Cash flow from operations was $98.7 million for the full fiscal year.  As of September 30, 2015, the company's balance sheet reflected a cash balance of $354.2 million and $164.1 million of debt outstanding.

As announced on October 22, the company completed its acquisition of NexPlanar Corporation, a U.S.-based company that specializes in advanced CMP pad solutions for the semiconductor industry, and funded the acquisition price of approximately $142.3 million from its available cash balance.  The company's post-acquisition cash balance is approximately $225 million, including approximately $15 million of cash from NexPlanar.

"We are pleased with our strong financial performance for the full fiscal year, within a challenging industry environment," said David Li, President and CEO of Cabot Microelectronics.  "This fiscal year was highlighted by record revenue from our slurries for polishing tungsten, as we have been working closely with our strategic customers to support their transitions to FinFET and 3D memory.  In addition, we focused on the broad transformation of our slurries for dielectrics applications, as we advanced the commercialization of a new family of much higher performing solutions, which we believe will contribute to future profitable growth for our company.  The successful execution of our business initiatives enabled us to expand our gross margin percentage to its highest level since 2002, and achieve a record level of profit for our company, representing 11 percent earnings growth compared to the prior year."

Mr. Li continued, "Further, we are delighted to have completed our acquisition of NexPlanar, which expands our pad product offerings with complementary technology that has been adopted in advanced applications by technology leading customers.  By delivering a broader range of innovative, high-quality, high-performing and reliable CMP solutions, including performance-differentiated slurry and pad consumable sets, we believe we can better meet the needs of our customers around the world, and fuel continued profitable growth for our company.  Over the next several months, we will be integrating NexPlanar with our CMP consumables business, with a focus on leveraging our extensive global infrastructure, including our direct sales channel, supply chain capabilities and quality systems, to speed adoption of NexPlanar products.  Based on our achievements in fiscal 2015 to strengthen and grow our CMP consumables business, along with our very recent acquisition of NexPlanar, I am confident we are entering fiscal 2016 as a stronger company."

Key Financial Information

Total fourth fiscal quarter revenue of $100.1 million represents a decrease of 13.9 percent compared to the record revenue recorded in the same quarter last year.  Revenue from the company's CMP tungsten slurries represented a record level; revenue from all other major product areas decreased.  The decrease reflects continued softness in demand within the global semiconductor industry, a departure from traditional seasonal strength in demand the company has historically experienced during its fourth fiscal quarter, and business losses in slurries for dielectrics and data storage applications, all of which the company has previously disclosed.  Foreign exchange effects reduced revenue by $3.0 million, primarily due to the weaker Korean won and Japanese yen versus the U.S. dollar.

Total revenue for the full fiscal year was $414.1 million, which represents a 2.5 percent decrease from $424.7 million in fiscal 2014.  The company achieved record annual revenue from tungsten slurries, which grew 10.3 percent, and also recorded higher revenue from its Engineered Surface Finishes product area; revenue from all other major product areas decreased.  Foreign exchange effects reduced revenue by $7.5 million, primarily due to the weaker Japanese yen and Korean won versus the U.S. dollar.

Gross profit, expressed as a percentage of revenue, was 52.0 percent this quarter, which is 290 basis points higher than the 49.1 percent reported in the same quarter a year ago.  Gross profit percentage increased primarily due to product mix and benefits associated with foreign exchange rate changes, primarily the weaker Japanese yen, partially offset by lower sales volume.

Gross profit margin for the full fiscal year was 51.3 percent of revenue, or 350 basis points higher than last year.  Previously, the company had expected its gross profit margin for the full fiscal year to be between 50 and 51 percent of revenue.  Gross profit margin increased from 47.8 percent of revenue in fiscal 2014, primarily due to product mix, foreign exchange rate changes, and the absence of an asset impairment charge recorded last year.  These benefits were partially offset by higher costs associated with inventory write-offs related to raw material quality recorded during the third fiscal quarter, which the company previously disclosed.  For full fiscal year 2016, the company currently expects its gross profit margin to be between 49 and 51 percent of revenue, including NexPlanar.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $34.2 million in the fourth fiscal quarter, including approximately $0.5 million in professional fees related to the NexPlanar acquisition.  Operating expenses in the same quarter last year were $34.1 million.

For the full year, total operating expenses were $137.2 million.  Previously, the company had expected its operating expenses for the full fiscal year to be between $135 million and $137 million.  The 4.5 percent increase from the $131.3 million reported in fiscal 2014 was driven primarily by costs associated with certain executive officer transitions that occurred earlier in the fiscal year, which the company previously disclosed, and higher staffing related costs, including incentive compensation costs, partially offset by lower travel costs and depreciation expense.  The company currently expects its operating expenses for full fiscal year 2016 to be between $143 million and $147 million, including NexPlanar.

Net income for the quarter was $12.5 million, down from $16.0 million reported in the same quarter last year, primarily due to lower revenue, partially offset by a higher gross profit margin and a lower effective tax rate.  Net income for the full fiscal year was a record $56.1 million, which is up 10.6 percent from $50.8 million in fiscal 2014, primarily due to a higher gross profit margin and a lower effective tax rate, partially offset by lower revenue and higher operating expenses.

Diluted earnings per share were $0.50 this quarter, compared to $0.65 reported in the same quarter last year.  The company achieved record earnings per share of $2.26 for full fiscal year 2015, representing an increase of 10.8 percent from the $2.04 reported in the previous fiscal year.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410.  Callers outside the U.S. can dial (973) 638-3236.  The conference code for the call is 55012286.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  The company has approximately 1,100 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic factors and international events; regulatory or legislative activity; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; natural disasters; the acquisition of or investment in other entities, including NexPlanar, the potential risks and uncertainties of which include, among others, the reaction of customers of the Company and NexPlanar to the transaction, the company's ability to successfully integrate NexPlanar's operations and employees, to maintain, develop and grow NexPlanar's business, and to realize the expected benefits of the acquisition; uses and investment of the company's cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's annual report filed on Form 10-K for the fiscal year ended September 30, 2014, its quarterly report filed on Form 10-Q for the quarter ended June 30, 2015, and its current reports filed on Form 8-K on October 22 and October 29, 2015, all filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014

Revenue	$100,137	$97,168	$116,337	$414,097	$424,666

Cost of goods sold	48,115	48,609	59,209	201,866	221,573

Gross profit	52,022	48,559	57,128	212,231	203,093

Operating expenses:

Research, development & technical	14,856	14,773	15,051	59,778	59,354

Selling & marketing	5,763	5,804	6,846	24,983	26,513

General & administrative	13,553	12,830	12,236	52,430	45,418

Total operating expenses	34,172	33,407	34,133	137,191	131,285

Operating income	17,850	15,152	22,995	75,040	71,808

Interest expense	1,494	1,065	807	4,524	3,354

Other income (expense), net	116	(160)	(448)	681	140

Income before income taxes	16,472	13,927	21,740	71,197	68,594

Provision for income taxes	3,939	4,041	5,694	15,051	17,843

Net income	$12,533	$9,886	$16,046	$56,146	$50,751

Income available to common shareholders	$12,372	$9,741	$15,831	$55,663	$50,309

Basic earnings per share	$0.51	$0.40	$0.67	$2.32	$2.12

Weighted average basic shares outstanding	24,144	24,333	23,500	24,040	23,704

Diluted earnings per share	$0.50	$0.39	$0.65	$2.26	$2.04

Weighted average diluted shares outstanding	24,583	24,813	24,334	24,632	24,611

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30,	September 30,
	2015	2014
ASSETS:

Current assets:
Cash and cash equivalents	$354,190	$284,155
Accounts receivable, net	49,405	60,693
Inventories, net	70,678	64,979
Other current assets	20,235	18,166
Total current assets	494,508	427,993

Property, plant and equipment, net	93,743	100,821
Other long-term assets	72,223	72,353
Total assets	$660,474	$601,167

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$15,448	$15,304
Current portion of long-term debt	8,750	8,750
Accrued expenses, income taxes payable and other current liabilities	36,446	31,394
Total current liabilities	60,644	55,448

Long-term debt, net of current portion	155,313	164,063
Other long-term liabilities	15,553	9,654
Total liabilities	231,510	229,165

Stockholders' equity	428,964	372,002
Total liabilities and stockholders' equity	$660,474	$601,167